CONSULTING AGREEMENT

               THIS CONSULTING AGREEMENT ("Consulting Agreement") is made and entered into as of the 21st day of April, 1999, by and Digital Teleport, Inc., a Missouri corporation (the "Company"), and H.P. Scott ("Consultant").

                                   WITNESSETH:

               WHEREAS, the Company and Consultant had previously entered into that certain Consulting Agreement dated May 4, 1998, which this Consulting Agreement supersedes in its entirety without termination of the Consulting Term therein for purposes of Section 6;

               WHEREAS, the Company wishes to retain Consultant and Consultant wishes to be retained by Company on the terms set forth herein;

               NOW,   THEREFORE,   in   consideration  of  the  mutual  promises
hereinafter set forth, it is hereby agreed as follows:

                  1. Engagement. Consultant is hereby engaged as a consultant to the Company. The term of Consultant's services to the Company shall commence on the date first set forth above and shall end on the first anniversary of such date, provided, however, that this Consulting Agreement may be terminated by the Company or Consultant at any time upon thirty (30) days prior written notice (the "Consulting Term").

                  2. Consulting Services. Consultant shall perform such consulting services as Company requests in the area of carrier's carrier sales and swaps by the Company and any other services as Company and Consultant mutually agree ("Consulting Services"). During the Consulting Term, Consultant shall devote such time, attention, skill, energy and efforts as may be necessary for the faithful performance of the Consulting Services. The Company and Consultant currently expect that Consultant shall spend approximately five (5) calendar days each month performing the Consulting Services, provided that this expectation imposes no independent legal obligation on Consultant or Company. Consultant shall have the title "Senior Vice President".

                  3.       Compensation.

                  (a) The Company shall pay Consultant $5,000 per month, provided, however, that Consultant shall be paid $1,000 for each day or $500 for each half-day spent performing Consulting Services in excess of five (5) days per month. Such amounts shall be paid within one (1) week of submission of invoices.

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                  (b) The Company shall pay to Consultant a commission equal to:

                           (i) One  percent of any cash  payments  received  for
sales of unlit fiber optic cable strands or fiber optic cable conduit ("Dark Fiber/Conduit") to telecommunications companies, which sales are substantially negotiated or closed during the Consulting Term, and for which Consultant provided substantive Consulting Services with respect thereto. A sale shall be deemed to have been substantially negotiated if all material business terms have been agreed to definitively or in principle during the Consulting Term, or such sale closes within one month following the Consulting Term. Substantive
Consulting Services shall be deemed to have been rendered if Consultant negotiates directly in person or by phone with representatives of the buyer of such Dark Fiber/Conduit. Such commission shall be paid when cash is actually received by the Company and shall be payable even if received following the term hereof, provided that no amount shall be payable with respect to any cash received with respect to such sales following five years following the end of the Consulting Term.

                           (ii) $200 for each route  mile of Dark  Fiber/Conduit
(regardless of the number of
strands of fiber optic cable, but with a contract term of at least 20 years) received by the Company in a swap for Dark Fiber/Conduit or owned by the Company, which swap is substantially negotiated or closed during the Consulting Term, and for which Consultant provided substantive Consulting Services with respect thereto. A swap shall be deemed to have been substantially negotiated if all material business terms have been agreed to definitively or in principle during the Consulting Term, or such swap closes within one month following the Consulting Term. A swap shall be deemed to be closed when a definitive indefeasible right to use ("IRU") such Dark Fiber/Conduit in favor of the Company is executed. Substantive Consulting Services shall be deemed to have been rendered if Consultant negotiates directly in person or by phone with representatives of the other party to such swap. Such commission shall be paid within one month following the later of (i) the time the Company becomes eligible to use the Dark Fiber/Conduit being received or (ii) the time at which there are no significant conditions to the Company's continued use of such Dark Fiber/Conduit, including without limitation the completion of construction by the Company of the Dark Fiber/Conduit being swapped. If a swap involves the payment by the Company of cash, then the Consultant shall nonetheless be eligible for the commission provided in this Section 3(b)(ii) for the route miles of Dark Fiber/Conduit received by the Company, up to the number of routes miles of Dark Fiber/Conduit given by the Company in such transaction. If a swap involves the receipt by the Company of both cash and Dark Fiber/Conduit, then the Consultant would be entitled to the commissions payable under both Section 3(b)(i) and Section 3(b)(ii).

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

                           (iii) One percent of any cash payments  received from
sales of lighted bandwidth capacity at a rate of a DS-3 or above ("Bandwidth") to telecommunications companies, which sales are substantially negotiated or closed during the Consulting Term, and for which Consultant provided substantive Consulting Services with respect thereto. A sale shall be deemed to have been substantially negotiated if all material business terms have been agreed to definitively or in principle during the Consulting Term, or such sale closes within one month following the Consulting Term. Substantive Consulting Services shall be deemed to have been rendered if Consultant negotiates directly in person or by phone with representatives of the buyer of such Bandwidth. Such commission shall be paid when cash is actually received by the Company, and shall be payable even if received following the term hereof, provided that no amount shall be payable with respect to any cash received with respect to such sales following five years following the end of the Consulting Term.

                           (iv)  One  percent  of the  value  of  any  Bandwidth
received in exchange for Bandwidth with telecommunications companies, which exchange is substantially negotiated or closed during the Consulting Term, and for which Consultant provided substantive Consulting Services with respect thereto. An exchange shall be deemed to have been substantially negotiated if all material business terms have been agreed to definitively or in principle during the Consulting Term, or such exchange closes within one month following the Consulting Term. Substantive Consulting Services shall be deemed to have been rendered if Consultant negotiates directly in person or by phone with representatives of the other party to such exchange. Such commission shall be paid quarterly as Bandwidth is available for use by the Company, and shall be payable even following the term hereof, provided that no amount shall be payable with respect to any Bandwidth available for use by the Company following five years following the end of the Consulting Term. If an exchange involves the payment by the Company of cash, then the Consultant shall nonetheless be eligible for the commission provided in this Section 3(b)(iv) for the Bandwidth received by the Company, reduced by the amount of cash paid on a pro rata basis. If an exchange involves the receipt by the Company of both cash and Bandwidth, then the Consultant would be potentially eligible for the commissions payable under both Section 3(b)(iii) and Section 3(b)(iv).

                  (c) One percent of any rebates or credits to a customer arising from a sale for which commissions are payable under Section 3(b) shall be deducted from the commissions from such sale, or the commissions for any other sale, payable under Section 3(b).

                  (d) Consultant shall be reimbursed by the Company for his reasonable expenses for travel from his home in Dallas, Texas on Company business, including without limitation travel to the Company's headquarters in St. Louis, Missouri and his reasonable living expenses while in St. Louis on

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

Company business, in accordance with the Company's general reimbursement policies.

                     (e) Any Company transaction with respect to Dark Fiber/Conduit or Bandwidth, and the terms thereof, must be approved by the chief executive officer of the Company, in his sole and absolute discretion. This Consulting Agreement, and the retention by Company of the Consultant, imposes no obligation on the Company or Chief Executive Officer to approve any terms or any sale.

                  (f) Consultant at his sole discretion may elect to take up to 50% of any commissions payable under Section 3(b) in the form of common stock of the Company, such stock to be valued at the fair market value thereof. Prior to the listing of such common stock on a stock exchange of Nasdaq National Market, the fair market value of the stock shall be determined by the Board of Directors of the Company or the Compensation Committee, whose determination shall be final and binding on the parties hereto. Following such listing of the common stock, the fair market value shall be the closing price on the date the Company receives the cash payment giving rise to the obligation to pay Consultant a commission hereunder (regardless of when Consultant makes an election to receive such commission in the form of common stock). Consultant may make the election provided herein with respect to any amount to be paid to him as a commission upon written notice received by the Company prior to the Company paying to Consultant any such commission. Such election shall apply only to the commissions specifically identified in such notice, and shall not apply to any other commissions.

                  4. Third-Party Confidentiality. Consultant shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to persons not affiliated with the Company. Consultant acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Consulting Agreement, Consultant consents to be bound by any such duty owed by the Company to any third party.

                  5.       Inventions, Etc.; Confidentiality

                  (a) Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like ("Invention"), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Consultant, whether individually or otherwise, during the Consulting Term, whether or not during working hours, that relate to (i) the business and/or activities of the Company, (ii) the Company's anticipated

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

research or development, or (iii) any work performed by Consultant for the Company, shall be the sole and exclusive property of the Company, and the Company shall own any and all right, title and interest to such property. Consultant assigns and agrees to assign to the Company any and all right, title and interest in and to any such Inventions, whenever requested to do so by the Company, at the Company's expense, and Consultant agrees to execute any and all applications, assignments or other instruments which the Company deems desirable or necessary to protect such interests.

                  (b) Section 5(a) shall not apply to any Invention for which no equipment, supplies, facilities, or confidential and trade secret information of the Company was used and which was developed entirely on the Consultant's own time, unless (i) the Invention relates (A) to the Company's business or (B) to the Company's actual or demonstrably anticipated research or development or (ii) the Invention results from any work performed by the Consultant for the Company.

                  (c) Consultant acknowledges that Consultant's work for the Company is expected to bring him or her into close contact with various confidential business data of the Company and its clients not readily available to the public. Accordingly, Consultant:

                      (i) covenants and agrees that (A) during the Consulting Term, except pursuant to appropriate safeguards on confidentiality and only in connection with the business of the Company, and (B) after the Consulting Term, on any basis for any reason, Consultant shall not use or disclose to anyone except authorized personnel of the Company, whether or not for his or her benefit or otherwise, any confidential matters (collectively, "Confidential Matters"), concerning the Company or its suppliers, consultants, agents or clients, whether former, current or potential (collectively, the "Clients"), including without limitation, all confidential technical information of the Company, secrets, trade secrets, formulas, proprietary software, copyrights, Client lists, lists of Consultants, confidential evaluations, mailing lists, details of consultant contracts, pricing policies, sales data and reports, margins, operational methods and processes, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, financial information and other confidential business affairs, learned by Consultant concerning the Company, its Clients, or a third party, including without limitation, any subsidiaries, partners, affiliates, shareholders, consultants, lenders, suppliers, employees, agents or joint venture partners of the Company (collectively, "Affiliates"); and

                           (ii)  covenants and agrees that (A) all  confidential
memoranda, notes, sketches, lists (including, without limitation, mailing and customer lists), records, other confidential documents and computer diskettes (and all copies thereof) made or compiled by Consultant or made available to him

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

or her concerning the Company, its Clients and any Affiliates are the sole property of the Company, and (B) if such documents are in the possession or control of Consultant, Consultant shall deliver them, without retaining any copies thereof, to the Company promptly at the time of termination or expiration of the Consulting Term or at any other time upon request by the Company.

                  6.       Non-Competition Agreement.

                  (a) Consultant covenants and agrees that Consultant shall not, directly or indirectly, as a principal, employee, partner, consultant, agent or otherwise, compete or assist in competitive activity with the Company, within the areas in which the Company currently provides telecommunications services at the time of commencement of the Restricted Period (as defined below), during the Consulting Term and for a period of twelve (12) consecutive months immediately following termination of this Consulting Agreement (the period of time during which Consultant is restricted from such competition pursuant to the foregoing provisions is hereinafter referred to as the "Restricted Period") without the express prior written consent of the Company only if any payment is being made; provided, however, that the running of the Restricted Period shall be tolled during any period of time in which Consultant violates the provisions herein. Without limiting the generality of what might constitute competitive activity, Consultant acknowledges and agrees that any fiber-optic competitive access provider, competitive or incumbent local exchange carrier or inter-exchange carrier shall constitute competitive activity.

                  (b) During the Restricted Period, Consultant shall not directly or indirectly, alone or in concert with others, solicit or accept the business of any customer (or any person or entity whom the Company or any of its Consultants or agents has solicited as a prospective customer) ("Customer") (nor provide any services to any Customer) which was a Customer of the Company at any time during the Consulting Term.

                  (c) During the Restricted Period, Consultant shall not, directly or indirectly, alone or in concert with others, solicit or encourage any employee of the Company, or an employee of any person or entity with which the Company has an agreement through which the Company and the person or entity are to act in concert with respect to the business of the Company (a "Company Employee"), to leave their respective employment or hire any Consultant of the Company or any person who was a Company Employee at any time within the one (1) year period prior to the date first above written.

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

                  (d) During the Restricted Period, Consultant shall not, directly or indirectly, alone or in concert with others, encourage any consultant which is then under contract with the Company to cease to work for the Company or any Company Employee.

                  7. Non-Waiver of Rights. The Company's failure to enforce at any time any of the provisions of this Consulting Agreement or to require at any time performance by the Consultant of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Consulting Agreement, or any part of it, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Consulting Agreement. The Consultant's failure to enforce at any time any of the provisions of this Consulting Agreement or to require at any time performance by the Company of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Consulting Agreement, or any part of it, or the right of the Consultant thereafter to enforce each and every provision in accordance with the terms of this Consulting Agreement.

                  8. Other noncompetition obligations. Consultant represents and warrants to the Company that Consultant is not a party to any agreement containing a noncompetition provision or other restriction with respect to the nature of any services or business that Consultant is entitled to perform or conduct for the Company.

                  9. Limited Liability. With regard to the services to be performed by Consultant pursuant to the terms of this Consulting Agreement, neither Consultant nor any Consultants or agents of Consultant shall be liable to DTI, or to anyone who may claim any right due to this relationship with DTI, for any action or omission in the performance of said services on the part of Consultant or on the part of the agents or Consultants of Consultant, except when said acts or omissions of Consultant or such agents or Consultants are due to willful misconduct or gross negligence. DTI shall hold Consultant free and harmless from any obligations, costs, claims judgments attorneys fees and attachments arising from or growing out of the services rendered to DTI pursuant to the terms of this Consulting Agreement, except when the same shall arise due to the intentional misconduct or gross negligence of Consultant, and Consultant is determined to have committed intentional misconduct or gross negligence by the arbitration proceedings provided herein.

                  10. Assignments. This Consulting Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other corporate entity which shall succeed to the business presently being operated by the Company,

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but, being a contract for personal services,  neither this Consulting  Agreement nor any rights hereunder are assignable by Consultant.

                  11. Governing Law/Arbitration. This Consulting Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri without regard to its conflict of law rules. Any dispute arising out of or relating to this Consulting Agreement or the breach, termination or validity hereof, other than Section 5 and Section 6, shall be settled by arbitration in St. Louis County, Missouri in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The parties consent to the jurisdiction of the Supreme Court of the State of Missouri, and of the United States District Court for the Eastern District of the State of Missouri for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding. The award entered by the arbitrator(s) shall be final and binding on all parties to arbitration. Each party shall bear its respective arbitration expenses and shall each pay its pro rata portion of the arbitrator's charges and expenses. The arbitrator(s) shall not award punitive, exemplary or consequential damages.

                  With respect to disputes arising out of Section 5 and Section 6 of this Consulting Agreement, the parties agree that exclusive venue and jurisdiction for any action brought under this Consulting Agreement shall lie in the County of St. Louis, Missouri.

                  12. Amendments. No modification, amendment or waiver of any of the provisions of this Consulting Agreement shall be effective unless in writing and signed by the parties hereto.

                  13. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows: to the Company at Digital Teleport, Inc., 8112 Maryland Avenue, 4th Floor, St. Louis, Missouri 63105, Attn.: Richard D. Weinstein, President; and to Consultant at 3 Wood Acre Drive #78, Whitney, Texas 76692; or to such other address as may have been furnished to the other party in writing.

                  14. Reflection and Advice of Counsel Encouraged. This Consulting Agreement places restrictions on Consultant's right to seek employment or consult with certain employers or to engage in businesses competitive with the Company's business. By signing this Consulting Agreement, Consultant acknowledges that he or she has had ample time to reflect on these restrictions and has sought the advice of counsel with respect to this Consulting Agreement.

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                  15. Entire Agreement.  This Consulting Agreement is the entire agreement between the parties and supersedes any previous oral or written agreement or understanding between the Company and Consultant with respect to the subject matter hereof, including without limitation those certain consulting agreements dated April 20, 1998 and May 4, 1998. There are no representations, warranties, promises or undertakings other than those expressly contained in this Consulting Agreement.

                  16. Severability. Subject to severability provisions integral to any paragraph of this Consulting Agreement, the unenforceability, invalidity or illegality of any provision of this Consulting Agreement shall not affect or impair the continuing enforceability or validity of any other part of this Consulting Agreement, all of which shall survive and be valid and enforceable.

                  17. Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  18. Headings. The headings in this Consulting Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Consulting Agreement.

                  19. Relationship. Consultant and the Company agree that the relationship contemplated by this Consulting Agreement is that of a consultant and not an employee. Consultant agrees to pay all applicable taxes with respect to the compensation provided hereunder and hold Company harmless with respect to same or with respect to any determination that Consultant should be considered an employee of the Company. Consultant agrees that he is not entitled to any benefits or remuneration from the Company other than as expressly set forth herein, including without limitation any medical or vacation benefits, or any options of the Company. The Company will issue the Consultant a Form 1099 with respect to the compensation paid to him hereunder unless otherwise required by law.

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THIS AGREEMENT  CONTAINS A BINDING  ARBITRATION  CLAUSE WHICH MAY BE ENFORCED BY
THE PARTIES.

                  IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.


                                            DIGITAL TELEPORT, INC.



                                            By: /S/ RICHARD D. WEINSTEIN
                                               --------------------------------
                                            Name: Richard D. Weinstein
                                            Title:  President


                                            CONSULTANT


                                              /S/ H.P. SCOTT
                                            ------------------------------------
                                                         H.P. Scott











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